Exhibit 99.1

ATI Names Chief Commercial and Marketing Officer

PITTSBURGH--(BUSINESS WIRE)--January 28, 2014--Allegheny Technologies Incorporated (NYSE:ATI) announced today that Kevin B. Kramer has been named Senior Vice President, Chief Commercial and Marketing Officer, effective February 3, 2014. In this new position, Mr. Kramer will lead the alignment and coordination of ATI’s global commercial and marketing strategies across all business units, and will be directly responsible for ATI’s market sector teams, international sales and marketing shared services organization, and brand management and marketing communications. Mr. Kramer will report to Richard J. Harshman, ATI’s Chairman, President and CEO, and will be a member of ATI’s Executive Council. He will be based at ATI’s Corporate Headquarters in Pittsburgh, PA.

“As we continue to move ATI forward as an aligned and integrated specialty materials and components company, this new corporate commercial and marketing leadership position is focused on enhancing, developing, and implementing global market development and commercial strategies across ATI’s businesses that enable value creation for our customers and stockholders,” said Rich Harshman. “Kevin has a strong and broad background in developing and leading commercial and marketing strategies for diversified global manufacturing businesses. His commercial and marketing experience combined with his general management, strategic planning, and manufacturing experience bring a unique skill set to this new ATI corporate leadership position.”

Kevin Kramer has 30 years of experience including eight years with Alcoa, Inc. (2004-2012) where he served as President – Growth Initiatives and President – Wheel and Transportation Products. Prior to Alcoa, Kevin spent 21 years with Goodyear Tire and Rubber Company (1983-2004) where he served as Vice President, Original Equipment Sales. Most recently Mr. Kramer was President – Stoneridge Wiring Division and Vice President – Stoneridge, Inc. (2012-2014). Stoneridge is a designer and manufacturer of highly engineered electrical and electronic components, modules and systems for global commercial vehicle, automotive, agricultural and off-highway vehicle markets. Mr. Kramer has a B.S.B.A, Marketing from The Ohio State University, Columbus, OH.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion in 2013. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004